CONSULTING AGREEMENT

This Agreement is made by and between:

Judah Marvin Feigenbaum (herein: "Consultant")
and

Cell Power Technologies, Inc. (hereinafter: "Applicant")

Consultant agrees to provide consulting services in connection with the establishment of company operations, including but not limited to filing of all necessary SEC documents and forms to keep the company current and listed on the OTCBB, hiring of SEC counsel, auditors, management, etc., and identifying viable sales and/or distribution candidates which Applicant may choose to sell its compact disposable cellphone battery known as "Cellboost". The Applicant's primary focus is on expanding its sales network in Latin America. The latter is defined as Central, South America and the Caribbean (excluding Mexico and US Territories). Consultant is engaged in connection with this Agreement in order to assist Applicant in expanding the distribution and marketing of its products and the Applicant is interested in the expansion opportunities in Latin America. Consultant has experience in establishing and organizing distribution companies and further has experience in dealing with all issues of a publicly traded company.

1. *CONSULTING SERVICES*

The nature of the consulting services by Consultant will be to identify, review, analyze and recommend methods, solutions, or opportunities, by which the Applicant may approach, negotiate and capitalize on the opportunities as described above. Please note that the consulting services under this agreement are tax, legal and accounting services. Consultant shall obtain the services of certain professional consultants and subcontractors as required. The Applicant shall pay all associated expenses in connection with the hiring of these consultants; subject to Applicant's prior approval.

2. *EXCLUSIVE AGENCY*

This Agreement does not grant exclusivity to Consultant.

3. *CORPORATE INFORMATION AND CONFIDENTIALITY*

Applicant hereby agrees to provide Consultant with such corporate information, records and documents as may be necessary to accomplish the purposes of this Agreement. Consultant agrees to treat such information as confidential and to use such information only as is required for purposes of this Agreement. It is understood and agreed by the parties that specific reports and other disclosures required by this Agreement, and any changes, which may be effected thereto, are considered by both parties to be sensitive. Either party to this Agreement may not disclose the latter information to third persons except on a need-to-know basis. All information provided will be subject to verification and due diligence studies. Applicant represents and warrants that all information will be complete and correct in all material aspects and will not contain untrue statements or omissions. Any forecast will represent the fairest estimate of future conditions to the best of the Applicant's knowledge. The Applicant understands that Consultant's efforts, on Applicant's behalf, will be based on the information supplied by the Applicant.

4. COMPENSATION

Consultant shall be entitled to compensation in the amount of $5,000/mnth. Additionally the consultant shall receive options priced at the same price as Board Members for an amount equal to 2% of the outstanding common stock of the company at the time of the exercise of the option. Issued shares shall be subject to a one year lockup agreement.

5. NON CIRCUMVENTION AGREEMENT

Both Parties acknowledge that the contacts and sources that each has access to are proprietary information and are valuable and necessary to each others respective businesses. Should the Applicant, during the exclusive period, consummate any Agreement with a source that was introduced by the Consultant with or without the involvement of the Consultant, then said Consultant shall be deemed to have earned a success fee as set forth above. The Consultant can only waive this provision in writing.

6. EXPENSES

Consultant agrees that all expenses are subject to prior approval by Applicant.

7. INDEMNIFICATION

Applicant and Consultant agree to mutually indemnify and hold each other harmless, including each others directors, partners, officers, employees and agents, from and against any and all losses, claims, damages and liabilities, fines and any amount paid in settlement which may arise out of, or are based upon, their engagement under this Agreement or any activities undertaken in relation to this Agreement. Any conduct by either which is finally determined by a court of competent jurisdiction to be the result of gross negligence, or to constitute intentional misconduct is explicitly excluded from this Agreement.

8. GOOD FAITH CLAUSE

Applicant acknowledges that the Consultant's industry contacts are proprietary interests and highly confidential, as such they are valuable to the applicant. Applicant also acknowledges that any violation of any part of this Agreement could have a detrimental effect on these interests. In the event that the applicant violates any terms of this agreement, the entire success fee shall be deemed due and payable.

9. GOVERNING LAW/FACSIMILE COUNTERPARTS

This Agreement shall be construed and enforced according to the laws of the State of New York. Any controversy or claim arising out of, or relating to, this agreement, or the breach thereof, which is not settled between the signatories themselves, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, with hearings to take place in New York City, New York at a mutually agreed time and place. Any judgment that is rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof, including the award to the aggrieved signatories, their heirs and/or assignees. Such award shall relate to the remuneration received as a result of business conducted with the parties covered by this agreement, plus all court costs, attorney fees, accounting fees and other charges and damages deemed fair by

the arbitrator(s). This Agreement may be executed in facsimile counterparts and each such counterpart shall be treated as an original as to all legal effects.

19. TERMINATION

This Agreement shall have a duration of 6 months from the date hereof. Said agreement may be extended at any time by mutual agreement of the parties

Agreed and accepted for both parties as follows:

FOR "APPLICANT" THIS 22nd DAY OF January, 2004

BY: ______________________________
Jacob Herskovits, CEO

FOR "CONSULTANT" THIS 22nd DAY OF January, 2004

BY: ______________________________
Judah Marvin Feigenbaum , Individually